EXHIBIT 99.1

Oil States Announces First Quarter Earnings of $1.13 per Share

HOUSTON, May 7, 2009 (GLOBE NEWSWIRE) -- Oil States International, Inc. (NYSE:OIS) today reported net income for the quarter ended March 31, 2009 of $56.1 million, or $1.13 per diluted share, compared to $65.5 million, or $1.29 per diluted share, generated in the first quarter of 2008. Oil States recognized year-over-year growth in revenues of 11% and a 10% decline in EBITDA (defined as net income plus interest, taxes, depreciation and amortization) in the first quarter of 2009.(A)

The Company generated $667.1 million of revenues and $113.4 million of EBITDA during the quarter compared to revenue of $601.2 million and EBITDA of $125.8 million in the first quarter of 2008. Consolidated operating income in the first quarter of 2009 was $84.9 million compared to $101.3 million for the corresponding quarter of 2008. Significant year-over-year increases in Tubular Services pricing coupled with increased room capacity supporting oil sands development led to revenue growth in the first quarter of 2009. This growth was partially offset by revenue declines in Well Site Services due to significant year-over-year reductions in North American drilling and completion activity.

The Company recognized an effective tax rate of 31.1% in the first quarter of 2009 compared to 32.6% in the first quarter of 2008. The lower effective tax rate in the first quarter of 2009 was primarily due to increased foreign sourced income which is taxed at lower statutory rates. The results for the first quarters of 2009 and 2008 include $1.6 million and $1.5 million, respectively, of non-cash interest expense related to the accounting for the existing convertible notes under the requirements of APB 14-1. The Company spent $32.7 million in capital expenditures during the first quarter of 2009 primarily related to facility consolidation in the rental tool operations and for the previously announced expansion of the Wapasu Creek Lodge.

BUSINESS SEGMENT RESULTS

(Unless otherwise noted, the following discussion compares the quarterly results from the first quarter of 2009 to the results from the first quarter of 2008.)

Well Site Services

Well Site Services generated revenues of $230.8 million and EBITDA of $73.3 million in the first quarter of 2009 compared to revenues and EBITDA of $265.6 million and $97.6 million, respectively, in the first quarter of 2008, representing year-over-year decreases of 13% and 25%, respectively. The decrease in EBITDA was primarily due to reductions in both activity and margins from the Company's North American drilling and rental tools operations as a result of the 27% year-over-year decrease in the North American rig count.

The accommodations business helped to mitigate the percentage declines in the Well Site Services segment by generating revenues of $141.8 million and EBITDA of $56.7 million, for the first quarter of 2009, compared to revenues and EBITDA of $146.3 million and $60.9 million, respectively, in the first quarter of 2008. Accommodations revenue decreased 3% and EBITDA decreased 7%, primarily due to the weakening of the Canadian dollar and the reduction in traditional Canadian drilling activity, partially offset by additional capacity at the Wapasu Creek Lodge and a $36.0 million year-over-year increase in revenues from third-party accommodation unit manufacturing and installation.

Rental tools generated $71.7 million of revenues and $13.6 million of EBITDA in the first quarter of 2009 compared to revenue of $82.5 million and EBITDA of $25.5 million in the first quarter of 2008. This 13% year-over-year revenue decline was primarily due to lower pricing and significant reductions in drilling and completion activity in both Canada and the U.S. The 47% year-over-year decline in EBITDA was primarily due to reduced revenues coupled with consolidation and severance costs.

Drilling services generated revenues and EBITDA of $17.3 million and $3.0 million in the first quarter of 2009, respectively, compared to $36.8 million of revenues and EBITDA of $11.2 million in the first quarter 2008. The year-over-year decline in revenue and EBITDA of 53% and 73%, respectively, was due to overall reduction in utilization from 74.5% in the first quarter of 2008 to 32.3% in the first quarter of 2009.

Offshore Products

The Offshore Products segment reported revenue and EBITDA of $128.0 million and $23.9 million, respectively, in the first quarter of 2009, compared to $126.9 million of revenues and $24.1 million in EBITDA in the first quarter of 2008. Revenues and EBITDA were essentially flat year-over-year as Offshore Products reported higher contributions related to subsea pipeline products for West Africa and Brazil coupled with higher revenues year-over-year from winch, crane and vessel equipment, partially offset by a reduction in connector product revenue. Backlog totaled $317.8 million at March 31, 2009 which represented a 12% decrease from the $362.1 million reported as of December 31, 2008, as new orders for the first quarter declined by 44% year-over-year.

Tubular Services

Tubular Services generated revenues of $308.3 million and EBITDA of $23.7 million during the first quarter of 2009 compared to revenues of $208.8 million and EBITDA of $10.1 million in the first quarter of 2008. Tubular Services' OCTG shipments decreased 18% to 104,900 tons shipped in the first quarter of 2009, down from 127,100 tons shipped in the first quarter of 2008 as a result of fewer wells drilled in the most recent quarter. However, gross margins improved to 8.7% in the first quarter of 2009 from 6.1% in the first quarter of 2008 due to customer purchase commitments made in the second half of 2008 at higher prices than that realized in the first quarter of 2008. The Company's OCTG inventory level at March 31, 2009 was $369.3 million, a $27.2 million decrease from the December 31, 2008 level of $396.5 million.

"Despite the significant slow down of our U.S.-based services businesses, we reported solid first quarter results," stated Cindy B. Taylor, Oil States' President and Chief Executive Officer. "Our exposure to longer-term projects in both the oil sands region in Canada and the global deepwater infrastructure market allowed us to maintain a reasonable level of profitability despite the severe activity declines in North American drilling and completion oriented service work which accelerated as the quarter progressed. Our liquidity improved during the quarter due to $8.6 million in working capital reductions and $21.2 million collected from Boots and Coots. Our debt to capitalization ratio declined to 23% from 27% at December 31, 2008."

Oil States International, Inc. is a diversified oilfield services company. With locations around the world, Oil States is a leading manufacturer of products for deepwater production facilities and subsea pipelines, and a leading supplier of a broad range of services to the oil and gas industry, including production-related rental tools, work force accommodations and logistics, oil country tubular goods distribution and land drilling services. Oil States is publicly traded on the New York Stock Exchange under the symbol OIS.

For more information on the Company, please visit Oil States International's website at http://www.oilstatesintl.com.

The Oil States International, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6058

The foregoing contains forward-looking statements within the meaning of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that do not state historical facts and are, therefore, inherently subject to risks and uncertainties. The forward-looking statements included herein are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those forward-looking statements. Such risks and uncertainties include, among other things, risks associated with the general nature of the oilfield service industry and other factors discussed within the "Business" section of the Form 10-K for the year ended December 31, 2008 filed by Oil States with the SEC on February 20, 2009.

                   Oil States International, Inc.
         Unaudited Condensed Consolidated Statements of Income
               (in thousands, except per share amounts)

                                                   Three Months Ended
                                                        March 31,
                                                   ------------------
                                                     2009      2008
                                                   ------------------

 Revenues                                          $667,098  $601,247
 Costs and expenses:
  Cost of sales and services                        520,209   445,085
  Selling, general and administrative expenses       34,646    32,107
  Depreciation and amortization expense              28,022    22,728
  Other operating income                               (676)      (11)
                                                   ------------------
 Operating income                                    84,897   101,338

 Interest expense(B)                                 (4,245)   (6,699)
 Interest income                                        318       922
 Equity in earnings of unconsolidated affiliates        460     1,495
 Other income                                           162       361
                                                   ------------------
   Income before income taxes                        81,592    97,417
 Income tax provision                               (25,346)  (31,747)
                                                   ------------------
     Net income                                      56,246    65,670
 Less: Net income attributable to noncontrolling
  interest                                              118       140
                                                   ------------------
   Net income attributable to Oil States
    International, Inc.                            $ 56,128  $ 65,530
                                                   ==================

 Net income per share
  Basic                                            $   1.13  $   1.33
  Diluted                                          $   1.13  $   1.29

 Weighted average number of common shares
  outstanding
   Basic                                             49,517    49,422
   Diluted                                           49,664    50,900

                    Oil States International, Inc.
                 Unaudited Consolidated Balance Sheets
                            (in thousands)

                                              March 31,   December 31,
                                                2009         2008
                                             -----------  -----------
 Assets                                                  (adjusted)(C)
  Current assets
   Cash and cash equivalents                 $    40,340  $    30,199
   Accounts receivable, net                      415,765      575,982
   Inventories, net                              575,195      612,488
   Prepaid expenses and other current assets      17,625       18,815
                                             -----------  -----------
       Total current assets                    1,048,925    1,237,484
  Property, plant and equipment, net             692,404      695,338
  Goodwill, net                                  303,931      305,441
  Investments in unconsolidated affiliates         6,289        5,899
  Other non-current assets                        34,737       54,356

                                             -----------  -----------
 Total assets                                $ 2,086,286  $ 2,298,518
                                             ===========  ===========

 Liabilities and stockholders' equity
  Current liabilities
   Accounts payable and accrued liabilities  $   209,112  $   371,789
   Income taxes                                   16,994       52,546
   Current portion of long-term debt               4,940        4,943
   Deferred revenue                              116,265      105,640
   Other current liabilities                         687        1,587
                                             -----------  -----------
        Total current liabilities                347,998      536,505
  Long-term debt(D)                              376,938      449,058
  Deferred income taxes                           67,223       64,780
  Other noncurrent liabilities                    12,077       12,634
                                             -----------  -----------
        Total liabilities                        804,236    1,062,977

  Stockholders' equity
   Common stock                                      527          526
   Additional paid-in capital                    456,105      453,733
   Retained earnings                             957,129      901,001
   Accumulated other comprehensive income/
    (loss)                                       (40,230)     (28,409)
   Treasury stock                                (92,107)     (91,831)
                                             -----------  -----------
        Total stockholder's equity             1,281,424    1,235,020

   Noncontrolling interest                           626          521
                                             -----------  -----------
        Total equity                           1,282,050    1,235,541
                                             -----------  -----------
 Total liabilities and equity                $ 2,086,286  $ 2,298,518
                                             ===========  ===========

                   Oil States International, Inc.
                            Segment Data
                           (in thousands)
                             (unaudited)

                                     Three Months Ended
                                          March 31,
                                   -----------------------
                                      2009         2008
                                   ----------------------
 Revenues
    Accommodations                 $ 141,831    $ 146,258
    Rental tools                      71,726       82,492
    Drilling and other                17,284       36,804
                                   ----------------------

  Well site services                 230,841      265,554
  Offshore products                  127,998      126,922
  Tubular services                   308,259      208,771
                                   ----------------------
 Total revenues                    $ 667,098    $ 601,247
                                   ======================

 EBITDA (A)
    Accommodations                 $  56,717    $  60,906
    Rental tools                      13,593       25,466
    Drilling and other                 2,987       11,220
                                   ----------------------

  Well site services                  73,297       97,592
  Offshore products                   23,938       24,129
  Tubular services                    23,666       10,124
  Corporate and eliminations          (7,478)      (6,063)
                                   ----------------------
 Total EBITDA                      $ 113,423    $ 125,782
                                   ======================

 Operating income / (loss)
    Accommodations                 $  48,244    $  52,808
    Rental tools                       3,644       17,631
    Drilling and other                (3,494)       6,053
                                   ----------------------

  Well site services                  48,394       76,492
  Offshore products                   21,185       21,446
  Tubular services                    22,911        9,521
  Corporate and eliminations          (7,593)      (6,121)
                                   ----------------------
 Total operating income            $  84,897    $ 101,338
                                   ======================

                    Oil States International, Inc.
            Additional Quarterly Segment and Operating Data
                              (unaudited)

                                                 Three Months Ended
                                                      March 31,
                                                --------------------
                                                  2009       2008
                                                --------------------

 Supplemental operating data
   Land drilling operating statistics
  Average rigs available                              36          35
  Utilization                                       32.3%       74.5%
  Implied day rate ($ in thousands per day)     $   16.5    $   15.5
  Implied daily cash margin ($ in thousands
   per day)                                     $    3.5    $    4.5

 Offshore products backlog ($ in millions)      $  317.8    $  383.5

 Tubular services operating data
   Shipments (tons in thousands)                   104.9       127.1
   Quarter end inventory ($ in thousands)       $369,329    $190,366

 (A) The term EBITDA consists of net income plus interest, taxes, depreciation and amortization. EBITDA is not a measure of
     financial performance under generally accepted accounting
     principles. You should not consider it in isolation from or as a substitute for net income or cash flow measures prepared in accordance with generally accepted accounting principles or as a measure of profitability or liquidity. Additionally, EBITDA may not be comparable to other similarly titled measures of other companies. The Company has included EBITDA as a supplemental disclosure because its management believes that EBITDA provides useful information regarding our ability to service debt and to fund capital expenditures and provides investors a helpful measure for comparing its operating performance with the
     performance of other companies that have different financing and capital structures or tax rates. The Company uses EBITDA to compare and to monitor the performance of its business segments to other comparable public companies and as a benchmark for the award of incentive compensation under its annual incentive compensation plan. The following table sets forth a
     reconciliation of EBITDA to net income, which is the most
     directly comparable measure of financial performance calculated under generally accepted accounting principles:

                    Oil States International, Inc.
       Reconciliation of GAAP to Non-GAAP Financial Information
                            (in thousands)
                              (unaudited)

                                       Three Months Ended
                                            March 31,
                                     ----------------------
                                        2009        2008
                                     ----------------------

 Net income                          $  56,128    $  65,530
 Income tax expense                     25,346       31,747
 Depreciation and amortization          28,022       22,728
 Interest income                          (318)        (922)
 Interest expense                        4,245        6,699
                                     ----------------------
      EBITDA                         $ 113,423    $ 125,782
                                     ======================

 (B) Includes non-cash interest expense related to the adoption of APB
     14-1 for the three months ended March 31, 2009 and March 31, 2008 of $1.6 million and $1.5 million, respectively.

 (C) Adjusted to reflect the retrospective application of APB 14-1 accounting for existing convertible notes effective and adopted on January 1, 2009.

 (D) As of March 31, 2009, the Company had approximately $265.3 million available under its revolving credit facility.

CONTACT:  Oil States International, Inc.
          Bradley J. Dodson
          713-652-0582